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            PHILADELPHIA CONSOLIDATED HOLDING CORP. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
          (Dollars and Share Data in Thousands, except Per Share Data)
                                  (Unaudited)



                                                       As of and for the              As of and for the
                                                       Three Months Ended             Nine Months Ended
                                                          September 30,                  September 30,
                                                       ------------------             ------------------
                                                       1996          1995             1996          1995
                                                       ----          ----             ----          ----
Weighted Average Shares Outstanding                    6,027         5,814            5,906         5,814

Weighted Average Stock Options Outstanding             1,801         1,602            1,882         1,599

Assumed Shares Repurchased                              (736)         (534)            (697)         (614)
                                                       -----         -----            -----         -----

Weighted Average Shares and Share
 Equivalents Outstanding                               7,092         6,882            7,091         6,799
                                                       =====         =====            =====         =====



Net Income                                            $3,462        $2,729           $9,234        $7,287
                                                      ======        ======           ======        ======

Net Income per Share                                   $0.49         $0.40            $1.30         $1.07
                                                       =====         =====            =====         =====





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